NEWS RELEASE

Nalco Company
1601 West Diehl Road
Naperville, IL 60563-1198
www.nalco.com

Media Contact: Charlie Pajor
630 305 1556
cpajor@nalco.com

Investor Contact: Mike Bushman
630 305 1025
mbushman@nalco.com
Date: September 19, 2005
Nalco Discusses Katrina And Europe Impacts; Additional Pricing And Surcharges Announced

(Naperville, Illinois) Nalco Holding Company (NYSE: NLC) has revised expectations for the year based on impacts from Hurricane Katrina and weaker results expected from Europe.

Katrina-related impacts are expected to total about $25 million, led by higher costs for energy, freight and raw materials. This estimate also includes the impact of an estimated $5 to $10 million in lost revenues, particularly because of Nalco Energy Services customer disruptions in the Gulf of Mexico. Nalco’s own manufacturing operations were impacted by short closures at two small Louisiana plants and nearly one week of lost shipments from its largest North American plant in Garyville, Louisiana. The Garyville plant was shut down prior to the hurricane and remained without power for several days after its passage. However, no ongoing damage was done to any Nalco facility.

Separately, Nalco’s European operations are not meeting planned levels of profitability, on weaker sales and margin pressures developing in that part of the world, and problems in adapting work processes to the recently installed SAP system.

In response to these issues, energy-related surcharge notices and new rounds of price increases are being issued to Nalco customers. Many of these increases are targeted to become effective October 1. Additionally, the company is addressing European profitability and is pursuing broader cost reductions.

However, these actions are not expected to fully offset expected profit shortfalls. “We will work with our customers to reach agreement on implementing price increases as rapidly as possible,” said Dr. William H. Joyce, Chairman and Chief Executive Officer. “Given the time it typically takes to make these increases fully effective, we believe that 3-5 percent growth in Adjusted EBITDA is a more realistic target for 2005. The fourth quarter timing of the price increases will likely cause Nalco to use more working capital in 2005 than previously anticipated. This impact, combined with the expected earnings decline, is expected to also result in less Free Cash Flow generation than previously projected.”

“At this time, our projections must have reasonable tolerances. Substantially all of the effects of Katrina are outside our direct control as they affect suppliers, distribution services and customers. It appears that we can correct most of the difficulties we encounter by the end of 2005. Less clear for 2006 is the impact of European weakness on our ongoing expectations from that portion of our business. We intend to measure our 2006 performance off of our previous EBITDA targets, as our long-term objectives remain unchanged by what we see as a short-term disruption,” Dr. Joyce added.

Nalco expects that its contingent business interruption insurance may offset some Katrina-related impacts. However, the amount of cost recovery that may be gained from this insurance remains uncertain and settlement will likely not be completed until early 2006.

“Even for a company like Nalco that escaped direct damage to our manufacturing operations, Katrina caused harm. Gratefully, we have located all of our employees and they are physically safe. However, many lost their homes and are beginning the long recovery and rebuilding process. Nalco and its employees are helping our colleagues recover through contributions and emergency interest-free loans. In addition, employees and the Nalco Foundation have already contributed more than $50,000 to the American Red Cross to help the rest of the Gulf Coast rebuild,” Dr. Joyce concluded.

Nalco (NYSE: NLC) is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The company currently serves more than 60,000 customer locations representing a broad range of end markets. It has established a global presence with over 10,000 employees operating in 130 countries, supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2004, Nalco achieved sales of more than $3 billion.

*Adjusted EBITDA is a non-GAAP measure used to determine compliance with Nalco’s debt covenants.

** Free Cash Flow is defined as Cash from Operations less Capital Expenditures and less Minority Interest.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.